Contact: Investor Relations Department, Penn Engineering & Manufacturing Corp. Mark W. Simon, Senior Vice President
           Richard F. Davies, Treasurer
           (215) 766-3660 investor-relations@penn-eng.com

Page 1 of 3
For Immediate Release



  PENNENGINEERING                                     ANNOUNCES RESULTS FOR
                                                      FIRST QUARTER 2003 AND
                                                      DECLARES QUARTERLY CASH
                                                      DIVIDEND OF SIX CENTS PER
                                                      SHARE.

Danboro,  PA. May 1, 2003 - Penn Engineering & Manufacturing  Corp.  (NYSE: PNN,
NYSE: PNNA), today announced first quarter 2003 earnings. In addition, the Board of Directors declared a quarterly cash dividend of 6 cents per share on both classes of stock outstanding.

Sales and Earnings

Net income for the quarter ended March 31, 2003 was $ 540,000 or $.03 per diluted share, on quarterly net sales of $44,814,000. For the comparable 2002 quarterly period, net income was $371,000 or $0.02 per diluted share, on net sales of $35,331,000. Operating income for the quarter ended March 31, 2003 was $1,078,000 compared to $835,000 for the comparable period in 2002.

For the fastener segment, net sales and operating income for the first quarter of 2003 were $23,597,000 and $1,330,000 respectively, compared to net sales and operating income of $19,475,000 and $795,000 respectively, for the first quarter of 2002.

For the motor segment, net sales and operating income were $9,951,000 and $531,000 respectively, for the quarter ended March 31, 2003 compared to net sales and operating income $7,541,000 and $323,000 respectively, in the comparable period in 2002.

For the distribution segment, net sales and operating income for the first quarter of 2003 were $11,266,000 and $572,000 respectively, compared to net sales and operating income of $8,315,000 and $371,000 respectively for the comparable period in 2002.

Cash Dividend

Today the Board of Directors declared a quarterly cash dividend of 6 cents per share on both classes of common stock, payable June 16, 2003 to stockholders of record, June 2, 2003.

A conference call to discuss our first quarter 2003 financials will be held Friday, May 2, 2003 at 10:30 AM Eastern Standard Time. The call in number is 800-450-0819. If you are unable to be with us on May 2, a replay will be available shortly following the call. Please dial 800-475-6701, access code 680854. A live webcast of the call will also be available on our Website at www.penn-eng.com.

Business Summary

PennEngineering provides value-added solutions to leading worldwide computer, electronics, telecommunications, and automotive OEMs. Founded in 1942, PennEngineering is a global company headquartered in Danboro, Pennsylvania with manufacturing locations in North Carolina, Ohio, Pennsylvania, Galway, Ireland and Offenago, Italy, and distribution offices in the United States, England, Singapore, Mexico, and China and independent distribution facilities in more than 40 countries. More information about PennEngineering is available at www.penn-eng.com.


Forward Looking Statement Information:
Statements in this press release, other than statements of historical data, are considered forward looking statements under the Private Securities Litigation Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in these statements. These factors are discussed in the Company's Securities and Exchange Commission filings.

Page 3 of 3



                                          PENN ENGINEERING & MANUFACTURING CORP.
                                              Income Statement & Balance Sheet Data
                                       Amounts in Thousands, Except Per Share Data
                                               (Unaudited)
                                                      Three Months Ended
                                              March 31, 2003     March 31, 2002

  Net Sales                                        $44,814          $35,331
Cost of Goods Sold                                  32,240           24,023
                                                   -------          -------
Gross Profit                                        12,574           11,308
                                                   -------          -------
Selling Expenses                                     5,229            4,768
General & Administrative Expenses                    6,267            5,705
                                                   -------          -------
Operating Profit                                     1,078              835
                                                   -------          -------
Other Income (Expenses)

   Interest income                                      47               16
   Interest expense                                   (307)            (193)
   Other, net                                         (126)            (136)
                                                   -------          -------
Total Other Income (Expense)                          (386)            (313)
                                                   -------          -------

Income Before Income Taxes                             692              522
Provision for Income Taxes                             152              151
                                                   -------          -------
Net Income                                         $   540          $   371
                                                   =======          =======

Per Share Data:
 Basic Earnings                                    $  0.03          $  0.02
 Diluted Earnings                                  $  0.03          $  0.02
Weighted Avg. Shares Outstanding
 Basic Shares                                   17,383,000       17,339,000
 Stock Options                                      25,000          329,000
 Average Shares Outstanding                     17,408,000       17,668,000



                                     (Unaudited)                                      (Unaudited)
                                      3/31/03     12/31/02                             3/31/03      12/31/02
Cash & Short-term Investments         $  8,396    $ 21,160      Accounts Payable       $ 7,485    $   3,817
Accounts Receivable                     34,592      25,373      Bank Debt               24,745       20,000
Inventories                             57,422      56,458      Accrued Liabilities      9,561        6,732
Other Current Assets                     3,526       3,580      Current Liabilities     41,791       30,549
 Current Assets                        103,936     106,571      Accrued Pension Costs    3,778        3,778
Net Property                            96,879      86,669      Deferred Income taxes    7,458        7,435
Goodwill & Other Assets                 35,982      31,739      Stockholders' Equity   183,770      183,217
  Total Assets                        $236,797    $224,979      Total Liabilities &
                                                                Stockholder's Equity  $236,797    $ 224,979
